Exhibit 99.1

Gorman-Rupp Completes Debt Refinancing

MANSFIELD, Ohio—June 3, 2024 — The Gorman-Rupp Company (NYSE: GRC) (the “Company”), a leading designer, manufacturer, and international marketer of pumps and pump systems, announced the completion of a series of transactions to refinance its debt. These transactions are expected to reduce interest expense, and will extend and stagger the Company’s debt maturities.

Summary:

•	Upsized, amended and extended the existing Senior Term Loan Facility to $370.0 million;

•	Amended and extended the existing $100.0 million revolving Credit Facility;

•	Issued $30.0 million of new 6.40% Senior Secured Notes due 2031; and

•	Retired the existing $90.0 million unsecured Subordinated Credit Facility.

Loans under the upsized, amended and extended Amended and Restated Senior Secured Credit Agreement will initially accrue interest at an annual rate of Adjusted Term SOFR plus 2.25%, subject to an improved leverage based pricing grid. Amortization is payable quarterly on the term loans with the balance due on a new maturity date of May 31, 2029, which was extended from May 31, 2027. The maturity date for the existing $100.0 million revolving Credit Facility, which remained at a zero balance following the refinancing, was similarly extended to May 31, 2029. The Company privately placed $30.0 million aggregate principal amount of new Senior Secured Notes which accrue interest at a fixed annual rate of 6.40%, with interest paid semi-annually and the principal due in full on May 31, 2031. The proceeds from the upsized Amended and Restated Senior Secured Credit Agreement and the issuance of the new Senior Secured Notes, as well as $10.0 million of cash on hand, were used to retire the Company’s $90.0 million unsecured Subordinated Credit Facility. The retired Subordinated Credit Facility had been accruing interest at an annual rate of Adjusted Term SOFR plus 9.10% and was scheduled to mature on December 1, 2027.

The combined transactions are expected to reduce annual interest expense by approximately $7.0 million, subject to changes in the underlying interest rates. In the second quarter of 2024, the Company will record a $1.8 million prepayment fee related to the early retirement of the unsecured Subordinated Credit Facility and will expense approximately $1.3 million of transaction related fees. In addition, the Company will record a non-cash charge of approximately $4.4 million to write-off unamortized previously deferred transaction fees related to both the unsecured Subordinated Credit Facility and a portion of the existing Senior Term Loan Facility.

Jim Kerr, Executive Vice President and Chief Financial Officer commented, “Since the acquisition of Fill-Rite in May 2022 we have been focused on reducing the debt incurred to finance the acquisition and improving our leverage. Our financial results and working capital management have improved our leverage and allowed us to retire the higher interest unsecured subordinated debt, replacing it with lower interest secured debt with a later maturity date. We believe the new structure provides flexibility and continues to position us to execute on our strategic initiatives and create value for our shareholders.”

The Company will provide more details about the terms and conditions in a Form 8-K filing with the Securities and Exchange Commission (SEC).

About The Gorman-Rupp Company

Founded in 1933, The Gorman-Rupp Company is a leading designer, manufacturer and international marketer of pumps and pump systems for use in diverse water, wastewater, construction, dewatering, industrial, petroleum, original equipment, agriculture, fire suppression, heating, ventilating and air conditioning (HVAC), military and other liquid-handling applications.

Forward-Looking Statements

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, The Gorman-Rupp Company provides the following cautionary statement: This news release contains various forward-looking statements based on assumptions concerning The Gorman-Rupp Company’s operations, future results and prospects. These forward-looking statements are based on current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Such uncertainties include, but are not limited to, our estimates of future interest rate expense, earnings and cash flows, general economic conditions and supply chain conditions and any related impact on costs and availability of materials, integration of the Fill-Rite business in a timely and cost effective manner, retention of supplier and customer relationships and key employees, the ability to achieve synergies and cost savings in the amounts and within the time frames currently anticipated and the ability to service and repay indebtedness incurred in connection with the transaction. Other factors include, but are not limited to: company specific risk factors including (1) loss of key personnel; (2) intellectual property security; (3) acquisition performance and integration; (4) the Company’s indebtedness and how it may impact the Company’s financial condition and the way it operates its business; (5) general risks associated with acquisitions; (6) the anticipated benefits from the Fill-Rite transaction may not be realized; (7) impairment in the value of intangible assets, including goodwill; (8) defined benefit pension plan settlement expense; (9) risk of reserve and expense increases resulting from the LIFO inventory method; and (10) family ownership of common equity; and general risk factors including (11) continuation of the current and projected future business environment; (12) highly competitive markets; (13) availability and costs of raw materials and labor; (14) cybersecurity threats; (15) compliance with, and costs related to, a variety of import and export laws and regulations; (16) environmental compliance costs and liabilities; (17) exposure to fluctuations in foreign currency exchange rates; (18) conditions in foreign countries in which The Gorman-Rupp Company conducts business; (19) changes in our tax rates and exposure to additional income tax liabilities; and (20) risks described from time to time in our reports filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

Brigette A. Burnell

Corporate Secretary

The Gorman-Rupp Company

Telephone (419) 755-1246

NYSE: GRC

For additional information, contact James C. Kerr, Chief Financial Officer, Telephone (419) 755-1548.